Exhibit 99.1
Horizon Technology Finance Corporation Announces
Loan Prepayment by Portfolio Company Genesis Networks
FARMINGTON, CT — November 16, 2010 — Horizon Technology Finance Corporation (Nasdaq: HRZN) announced today the full repayment of a $4 million venture loan made by Horizon to Genesis Networks, Inc. (“Genesis”). Genesis, which provides innovative video solutions in broadcast, media, special event and entertainment customer segments, previously announced its acquisition by Global Crossing (Nasdaq: GLBC) on November 1, 2010.
Although Horizon had carried this loan at fair value, which was below its cost, this repayment allowed Horizon to reverse its previously reported unrealized loan losses of approximately $210,000 and recognize additional fee income.
“We believe the acquisition by Global Crossing will bring fresh capital to Genesis and represents a typical evolution for a technology innovator,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer. “We wish management continued success with Global Crossing.”
About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company makes secured loans to development-stage companies in the technology, life science, healthcare information and services, and cleantech industries. The Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC.
Forward-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.
Contact
Horizon Technology Finance Corporation
Christopher M. Mathieu, 860-676-8653
www.horizontechnologyfinancecorp.com